EXHIBIT 9(qq)

                 ADDENDUM TO TRANSFER AGENCY AND
                 SHAREHOLDER SERVICES AGREEMENT

                            IVY FUND

     The Transfer Agency and Shareholder Services Agreement, made as of the 1st day of January, 1992 between Ivy Fund and Ivy Management, Inc. ("IMI"), of which the duties of IMI thereunder were assigned on October 1, 1993 to Ivy Mackenzie Services Corp. ("IMSC"), is hereby revised as set forth below in this Addendum.

Schedule A of the Agreement is revised in its entirety to read as follows:

                           SCHEDULE A

IVY  FEES:

     The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable on a monthly basis at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.


A.   PER ACCOUNT FEES

                                       Classes   Class   Advisor
Fund Name                              A, B, C     I      Class

Ivy Asia Pacific Fund                  $20.00     N/A    $20.00
Ivy Bond Fund                           20.75    10.25    20.75
Ivy Canada Fund                         20.00     N/A     20.00
Ivy China Region Fund                   20.00     N/A     20.00
Ivy Developing Nations Fund             20.00     N/A     20.00
Ivy Global Fund                         20.00     N/A     20.00
Ivy Global Natural Resources Fund       20.00     N/A     20.00
Ivy Global Science & Technology Fund    20.00    10.25    20.00
Ivy Growth Fund                         20.00     N/A     20.00
Ivy Growth with Income Fund             20.00     N/A     20.00
Ivy High Yield Fund                     20.00    10.25    20.00
Ivy International Fund                  20.00    10.25     N/A
Ivy International Small Companies Fund  20.00    10.25    20.00
Ivy International Fund II               20.00    10.25    20.00
Ivy Money Market Fund                   22.00     N/A      N/A
Ivy Pan-Europe Fund                     20.00     N/A     20.00
Ivy South America Fund                  20.00     N/A     20.00
Ivy US Emerging Growth Fund             20.00     N/A     20.00


     In addition, in accordance with an agreement between IMSC and First Data Investor Services Group, Inc. (formerly The Shareholder Services Group, Inc.), each Fund will pay a fee of $4.58 for each account that is closed, which fee may be increased from time to time in accordance with the terms of that agreement.


B.   SPECIAL SERVICES

     Fees for activities of a non-recurring nature, such as preparation of special reports, portfolio consolidations, or reorganization, and extraordinary shipments will be subject to negotiation.

     This Addendum shall take effect as of the date that the Registration Statement pertaining to Ivy High Yield Fund, filed with the Securities and Exchange Commission on or about January 30, 1998, pursuant to Rule 485(a)(1) under the Securities Act of 1933, first becomes effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed on this 25th day of March, 1998.

                         IVY FUND



                         By:  KEITH J. CARLSON, President


                         IVY MACKENZIE SERVICES CORP.



                         By:  C. WILLIAM FERRIS, President